EXHIBIT 99.1

TGR Financial Inc. and Subsidiary

Financial Report

12.31.2012

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2012 and 2011

McGladrey LLP

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

TGR Financial, Inc.

We have audited the accompanying consolidated balance sheets of TGR Financial, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TGR Financial, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Jacksonville, Florida

March 29, 2013

Member of the RSM International network of Independent accounting, tax and consulting firms.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

TGR Financial, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(dollars in thousands)	December 31, 2012	December 31, 2011
Assets:
Cash and due from banks	$12,735	$9,950
Interest earning balances due from banks	32,928	45,550

Total cash and cash equivalents	45,663	55,500
Securities available-for-sale	188,636	130,649
Federal Reserve Bank stock	1,991	1,922
Federal Home Loan Bank stock	1,448	449
Loans, net of allowance for loan losses
$5,082 and $3,057, respectively	346,554	181,162
Loans held for sale	—	237
Premises and equipment, net	18,483	18,544
Other real estate owned, net	2,685	799
Accrued interest receivable	1,777	1,085
Goodwill and other intangibles	5,283	5,196
Other assets	540	512

Total assets	$613,060	$396,055

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing demand deposits	$49,263	$23,151
Interest-bearing liabilities:
Money market	146,805	90,649
NOW	65,858	74,356
Savings	63,785	33,218
Certificates of deposit $100,000 or more	110,263	55,086
Certificates of deposit under $100,000	33,263	14,093

Total deposits	469,237	290,553
Securities sold under agreements to repurchase	57,206	38,580
Long term borrowings	16,000	—

Total borrowings	73,206	38,580
Other liabilities	2,875	2,168

Total liabilities	545,318	331,301

Commitments and Contingencies (Note 14)
Stockholders’ Equity:
Common stock, $1 par value; 500,000,000 shares authorized, 14,333,570 and 14,060,143 issued and outstanding, respectively	14,333	14,060
Preferred stock, $1 par value; 7,050,000 shares authorized, 126,573 issued and outstanding	127	—
Additional paid-in capital	75,614	74,014
Accumulated deficit	(24,274)	(24,434)
Accumulated other comprehensive income	1,942	1,114

Total stockholders’ equity	67,742	64,754

Total liabilities and stockholders’ equity	$613,060	$396,055

See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Years Ended December 31,
(dollars in thousands, except per share data)	2012	2011
Interest income:
Loans	$13,960	$7,417
Investment securities	4,340	4,097
Interest bearing balances due from banks	165	319

Total interest income	18,465	11,833

Interest expense:
Deposits	2,924	2,406
Repurchase agreements	177	131
Short term borrowings	6	—
Long term borrowings	45	—

Total interest expense	3,152	2,537

Net interest income	15,313	9,296
Provision for loan losses	2,302	2,726

Net interest income after provision for loan losses	13,011	6,570

Non-interest income:
Service charges and fees on deposit accounts	433	317
Title and closing services revenue	248	229
Gain on loans held for sale	9	47
Gain on sale of other real estate owned	10	—
Gains on sale of securities, net	2,009	607
Bargain purchase gain	724	—
Other non-interest income	115	78

	3,548	1,278

Non-interest expense:
Salaries and employee benefits	8,808	6,879
Occupancy and equipment	2,689	2,560
Professional fees	488	790
Data processing	495	399
Advertising, marketing, and business development	296	302
FDIC and OCC assessments	566	431
Merger and acquisition related expense	720	1,269
Reorganization related expense	802	—
Other non-interest expense	1,535	1,151

	16,399	13,781

Income/(loss) before income taxes	160	(5,933)
Provision for income taxes	—	—

Net income/(loss)	$160	$(5,933)

Basic income/(loss) per common share	$0.01	$(0.55)

Diluted income/(loss) per common share	$0.01	$(0.55)

Basic weighted average number of shares outstanding	14,122,150	10,886,427
Diluted weighted average number of shares outstanding	14,150,853	10,886,427

TGR Financial, Inc. and Subsidiaries Consolidated	For the Years Ended December 31,
Statements of Comprehensive Income (Loss)	2012	2011
Net income/(loss)	$160	$(5,933)
Other comprehensive income, net of tax:
Unrealized holding gains arising during the period	2,837	5,437
Less: Reclassification adjustment for gains recognized in earnings	(2,009)	(607)

Other comprehensive income, net of tax:	828	4,830

Total comprehensive income/(loss)	$988	$(1,103)

See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(dollars in thousands)	Number of Outstanding Common Stock Shares	Common Stock	Preferred Stock	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2010	5,310,523	$5,310	$—	$43,035	$(18,501)	$(3,716)	$26,128

Stock sale:
Pursuant to private placement	8,089,731	8,090		28,527			36,617
Pursuant to rights offering	659,889	660		2,452			3,112
Net loss					(5,933)		(5,933)
Other comprehensive income						4,830	4,830

Balance, December 31, 2011	14,060,143	$14,060	$—	$74,014	$(24,434)	$1,114	$64,754

Stock sale:
Pursuant to private placement	273,427	273	127	1,600			2,000
Net income					160		160
Other comprehensive income						828	828

Balance, December 31, 2012	14,333,570	$14,333	$127	$75,614	$(24,274)	$1,942	$67,742

See Notes to Consolidated Financial Statements.

TGR Financial, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(dollars in thousands)	2012	2011
Cash Flows From Operating Activities
Net income/(loss)	$160	$(5,933)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Provision for loan losses	2,302	2,726
Premium amortization and discount accretion on securities, net	1,537	812
Depreciation and amortization of premises and equipment	1,134	1,159
Loss on sale of fixed assets	—	25
Amortization of net deferred loan costs	549	274
Origination of loans held for sale	(1,696)	(4,250)
Proceeds from sales of loans held for sale	1,942	4,060
Gain on sales of loans held for sale	(9)	(47)
Gain on sales of other real estate owned	(10)	—
Gain on sales of securities available for sale	(2,009)	(607)
Amortization of purchase accounting adjustments	(765)	(208)
Amortization of other intangibles	14	7
Bargain purchase gain recorded with Royal Palm acquisition	(724)	—
Net change in:
Accrued interest receivable	(692)	13
Other assets	216	414
Other liabilities	237	1,859

Net cash provided by operating activities	2,186	304

Cash Flows From Investing Activities
Cash and equivalents received in Royal Palm acquisition(net of gain, including FDIC)	34,816	—
Purchase of premises and equipment	(1,073)	(380)
Proceeds from the sale of premises and equipment	—	3
Purchase of Federal Home Loan and Federal Reserve Bank stock	(1,008)	(1,412)
Redemption of Federal Home Loan and Federal Reserve Bank stock	94	219
Purchase of securities available for sale	(171,924)	(61,474)
Proceeds from maturities, calls and principal repayments of securities available for sale	35,358	32,996
Proceeds from the sale of securities available for sale	81,639	42,703
Proceeds from the sale of other real estate	1,184	—
Originations and principal collections on loans, net	(128,958)	(81,932)

Net cash used in investing activities	(149,872)	(69,277)

Cash Flows From Financing Activities
Net increase in deposits	101,223	43,835
Net increase in securities sold under agreements to repurchase	18,626	12,814
Net increase in long term borrowings	16,000	—
Net proceeds from rights offering	—	3,111
Net proceeds from private placement sale of stock	2,000	36,617

Net cash provided by financing activities	137,849	96,377

Net (decrease)/increase in cash and cash equivalents	(9,837)	27,404
Cash and cash equivalents:
Beginning of period	55,500	28,096

End of period	$45,663	$55,500

Supplemental Disclosures of Cash Flow Information
Cash: Cash payments for interest	$2,803	$2,468
Non-cash: Loans transferred to other real estate owned	$313	$799

See Notes to Consolidated Financial Statements.

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business: TGR Financial, Inc. (the “Company”) is a Florida corporation organized in November 2011 at the direction of the Board of Directors of First National Bank of the Gulf Coast (the “Bank”) solely for the purpose of becoming a holding company for the Bank. Prior to September 25, 2012, the Company had no operating history and no business purpose other than to become a bank holding company. Effective September 25, 2012 (the “Effective Date”), the Company and the Bank completed a Reorganization, as more fully described in the Company’s registration statement on Form S-4, filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on June 26, 2012, and amended on Form S-4/A, filed with the SEC on August 3, 2012, (SEC Registration No. 333-182414). At the Effective Date, each issued and outstanding share of the Bank’s common stock was converted solely into the right to receive one (1) share of the Company’s common stock, pursuant to the terms of a Reorganization Agreement and Plan of Share Exchange, dated June 26, 2012, entered into between the Company and the Bank. All outstanding Bank warrants or options on the Effective Date were converted into Company warrants and options on a one-for-one basis. Upon completion of the reorganization, the Bank became a wholly owned subsidiary of the Company.

The Bank commenced operations on October 23, 2009, as a federally chartered commercial bank in the State of Florida. Effective October 23, 2009 the Bank, formerly known as Panther Community Bank, N.A. (“Panther”) acquired First National Bank of the Gulf Coast (in organization) (“First National”); immediately thereafter Panther changed its name to First National Bank of the Gulf Coast. The acquisition was accounted for as a reverse acquisition. During its period of organization, First National incurred organizational, start-up and pre-opening costs of approximately $8.8 million.

The Bank provides a full range of banking services to individual and corporate customers from its branch locations in Southwest Florida. All of the Bank’s activities relate to community banking and accordingly, the Bank has a single reportable segment.

The Company and the Bank’s principal executive office are located at 3560 Kraft Road, Naples, Florida 34105 and our telephone number is (239) 348-8000.

Basis of presentation: The consolidated financial statements present the years ended December 31, 2012 and 2011. The financial statements include the accounts of TGR Financial, Inc. and its wholly owned subsidiary, First National Bank of the Gulf Coast and its wholly-owned subsidiary, First National Title and Closing Services, Inc. (“First National Title”), an entity formed to issue third-party title insurance and provide loan closing services. First National Title has not had significant operations or activity to date. Significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting policies generally accepted in the United States of America and general practices within the financial services industry.

Use of estimates: In preparing the financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change in the near term include the allowance for loan losses, the valuation of loans acquired with credit deterioration, the valuation of deferred tax assets, impairment of goodwill and intangibles, and the fair values of financial instruments.

Cash and cash equivalents: Cash and cash equivalents includes cash on hand and amounts due from banks, including cash items in process of clearing, interest earning balances due from banks and federal funds sold. The Bank may be required to maintain reserve balances with the Federal Reserve Bank. The reserve balances required at December 31, 2012 and 2011, were $0 and $0 million, respectively. Cash flows from loans and deposits are reported net.

Securities available for sale: The Bank invests in debt securities. Management determines the appropriate classification of securities at the time of acquisition and evaluates the appropriateness of the classification at each balance sheet date. The Bank does not engage in securities trading activities and accordingly no securities are classified as trading securities. Securities available for sale consist of debt securities not classified as held to maturity or trading and are carried at fair value. Unrealized holding gains and losses on securities available for sale are excluded from earnings and reported as a separate component of accumulated other comprehensive income, net of tax.

The amortization of premiums and accretion of discounts, computed by the interest method over the contractual lives of the related securities, are recognized in interest income. Realized gains and losses on the sale of securities are recorded in earnings on the settlement date and are determined on the specific identification basis.

Investments are considered for impairment when the fair value is less than amortized cost. In assessing whether the impairment of a security is considered to be other than temporary, the Bank evaluates, among other factors, the magnitude and duration of the decline in fair value, the financial condition of and business outlook for the issuer, the Bank’s intent and ability to retain its investment for a period of time sufficient to allow for any anticipated recovery in value and whether the Bank will more likely than not be required to sell the security before recovery of its amortized cost basis. Once a decline in fair value is determined to be other than temporary, securities are written down to fair value, an impairment charge is recorded in earnings and a new cost basis in the investment is established.

Federal Home Loan Bank and Federal Reserve Bank stock: The Bank, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta system and of the Federal Reserve Bank, is required to maintain an investment in capital stock of the FHLB and the Federal Reserve Bank. FHLB and Federal Reserve Bank stock are carried at cost. No ready market exists for this stock and it has no quoted market value. Management evaluates FHLB and Federal Reserve Bank stock for impairment based on the ultimate recoverability of its cost basis. There have been no other than temporary writedowns recorded on these securities.

Loans: Loans originated during the period are stated at the amount of unpaid principal, reduced by deferred loan origination fees, net of direct loan origination costs, and an allowance for loan losses.

Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Past due status is based on contractual terms of the loans. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these loans is accounted for on the cash or cost-recovery basis until the loans qualify for return to accrual status. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and collectability of the loan is no longer in doubt.

Loans are considered impaired when, based on current information and events, it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans such as consumer and residential mortgage loans may be collectively evaluated for impairment.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount is amortized, using the effective interest method, as an adjustment of the related loan’s yield over the contractual life of the loans. Commitment fees that are based upon a percentage of a customer’s unused line of credit and fees related to standby letters of credit are recognized over the commitment period, using the straight-line method.

A loan is classified as a troubled debt restructured loan when a borrower is experiencing financial difficulties that lead to a restructuring and the Bank grants a concession it would not otherwise consider. Concessions may include rate reductions, extensions of maturities or other potential actions intended to minimize potential losses.

Troubled debt restructurings, by definition, are impaired loans. As such, they are measured on a loan-by-loan basis (or in pools of similar characteristics) by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Loans held for sale: Loans held for sale include residential real estate mortgages that were originated in accordance with secondary market pricing and underwriting standards and are stated at the lower of cost or fair value determined on an aggregate basis. Gains and losses on loan sales are recorded in non-interest income. The Bank does not retain servicing responsibility on loans sold.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Allowance for loan losses: The allowance for loan losses is maintained at a level considered adequate to absorb losses relating to specifically identified loans as well as probable credit losses inherent in the balance of the loan portfolio. The allowance is established by a provision charged to operations. Loans are charged against the allowance when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The Bank performs on-going credit reviews of individual non-homogeneous loans in the portfolio considering current economic conditions, borrower’s payment history, developments in the Florida real estate market, historical loan loss experience, industry loan loss experience, specific problem loans, growth and composition of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of underlying collateral, financial strength of guarantors, and other factors in determining the adequacy of the allowance. A loan is considered impaired if it is probable that the Bank will be unable to collect all amounts due according to the contractual loan agreement. A specific reserve may initially be established for each loan based upon impairment analyses when it is the Bank’s expectation principal will be collected. While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary.

The allowance consists of specific and general components. Specific reserves may be established for loans that management has determined to be impaired. The general component is determined by major loan category based on historical loss experience adjusted for the aforementioned qualitative factors and in certain cases, peer data.

The Bank has developed policies and procedures for evaluating the overall quality of the credit portfolio and the timely identification of loans that may pose a risk of loss. Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the statement of operations, are made periodically to maintain the allowance at an appropriate level to absorb losses incurred in our portfolio based on management’s analysis of collectability. Any loan losses and recoveries would be charged or credited directly to the allowance. The Bank maintains a component of the allowance for three categories of real estate secured loans in our portfolio – residential (first mortgage, second mortgage and home equity lines of credit), commercial real estate loans and construction/other real estate loans, and two other categories, commercial and industrial, and consumer loans. The Bank uses a loan loss reserve model that incorporates loan risk rating, peer group default data, and historical loss experience. As the Bank matures and develops meaningful historical data, priority and weighting will shift away from peer data toward predominately historical default rates.

Under the Bank’s loan risk rating system, each loan is risk rated between one and nine by the originating loan officer, credit management, loan review or loan committee. Loans rated one represent those loans least likely to default and a loan rated nine represents a loss. Estimated loan default factors are multiplied by individual loan balances for each loan type to determine an appropriate level of allowance by loan type. This approach is applied to all components of the loan portfolio.

The general allowance for loan losses also includes estimated losses resulting from macroeconomic factors and adjustments to account for imprecision of our loan loss model. Macroeconomic factors adjust the allowance for loan losses upward or downward based on the current point in the economic cycle and are applied to the loan loss model through a separate allowance element for the commercial, commercial real estate, and residential real estate loan components. To determine the Bank’s macroeconomic factors, the Bank uses specific economic data that has a statistical correlation with loan losses. The Bank reviews this data quarterly to determine that such a correlation continues to exist. Additionally, the macroeconomic factors are reviewed quarterly in order to conclude they are appropriate based on current economic conditions. Other qualitative factors considered include, but are not limited to: recent loan loss trends, changes in portfolio composition, concentrations of credit, changes in the Bank’s risk profile, current interest rates and local economic conditions and trends. Based on present information, the Bank considers the allowance for loan losses to be appropriate. Our judgment about the appropriateness of the allowance is based on a number of assumptions about future events which the Bank believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.

Loans acquired through transfer or business combination: Loans acquired in business combinations with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Acquired credit-impaired loans are accounted for under the accounting guidance for loans and debt securities acquired with deteriorated credit quality, in accordance with ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC 310-30”) and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loans. Increases in expected cash flows to be collected on these loans are recognized as an adjustment of the loan’s yield over its remaining life, while decreases in expected cash flows are recognized as an impairment. Loans acquired through business combinations that do not meet the specific criteria of ASC 310-30, but for which a discount is attributable, at least in part, to credit quality, are also accounted for under this guidance. As a result, related discounts are recognized subsequently through accretion based on the expected cash flow of the acquired loans.

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Building	39.5
Leasehold improvements	10 - 10.6
Furniture, fixtures and office equipment	5 - 10
Computer equipment	3 - 5
Automobiles	3

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the lease terms. The Bank establishes salvage values equal to 25% of the original cost on automobiles.

Other real estate owned: Real estate properties acquired through or in lieu of foreclosure are initially recorded at fair value less estimated selling cost at the date of foreclosure establishing a new costs basis. Fair value is determined by management by obtaining appraisals or other market value information at least annually. Any write-downs in value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management by obtaining updated appraisals or other market information. Any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the updated fair value less estimated selling cost. Net costs related to the holding of properties are included in noninterest expense.

Goodwill and other intangible assets: Goodwill and indefinite lived intangibles recognized in business combination transactions are not amortized, but are evaluated at least annually for impairment. Other intangible assets with finite lives are amortized over their expected useful lives using the straight line method and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment exists when the carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. The first step includes the determination of the carrying value of the Bank’s single reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. The Bank’s annual impairment analysis as of December 31, 2012, indicated that the fair value of the reporting unit exceeded its carrying amount. Consequently, the second step to the impairment test was not necessary.

Income taxes: The Company files a consolidated federal tax return. Deferred taxes are determined using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating losses or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.

Temporary differences are the differences between the bases of assets and liabilities for income tax and financial reporting purposes. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in the valuation allowance are included in the Company’s tax position within the period of change. In determining whether a valuation is warranted, the Bank evaluates factors such as expected future earnings and tax strategies.

Tax benefits are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Interest and penalties on income taxes are recognized as a component of income tax expense.

Share-based compensation: The compensation cost relating to share-based payment transactions, based on the fair value of the equity or liability instruments issued, is recognized in the financial statements as compensation expense. The cost of employee services received in exchange for stock options is measured based on the grant-date fair value of the awards, and is recognized over the period the employee is required to provide services for the award. The Bank estimates the fair value of stock options using a lattice model.

Fair value measurements: Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, unadjusted for transaction costs.

Disclosure of fair value measurements is based on a three-level valuation hierarchy. Fair value is used on a recurring basis for assets and liabilities that are elected to be accounted at fair value as well as for assets and liabilities in which fair value is the primary basis of accounting such as for securities available for sale. Fair value is used on a non-recurring basis to evaluate assets and liabilities for impairment or for disclosure purposes. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

Level I – inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level II – inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level III – inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Depending on the nature of the asset or liability, the Bank uses a variety of valuation techniques when estimating fair value. See Note 18 for further disclosure about fair value measurements.

Income/(loss) per share: Basic income/(loss) per share represents net income/(loss) divided by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings per share reflects additional, potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to earnings that would result from the assumed issuance, using the treasury stock method. Potentially dilutive common shares that may be issued by the Bank include convertible preferred stock and outstanding stock options and warrants.

Comprehensive income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income consists of the net change in unrealized gains and losses on the Company’s securities available for sale, including the noncredit-related portion of unrealized gains (losses) of other than temporarily impaired securities, and the effective portion of the change in fair value of derivative instruments.

Subsequent events: Management has evaluated subsequent events through the date the financial statements were issued.

Recent accounting pronouncements: In April 2011, the Financial Accounting Standards Board, (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring” to amend previous guidance with respect to troubled debt restructurings. This updated guidance is designed to assist creditors with determining whether or not a restructuring constitutes a troubled debt restructuring (“TDR”). In particular, additional guidance has been added to help creditors determine whether a concession has been granted and whether a debtor is experiencing financial difficulties. Both of these conditions are required to be met for a restructuring to constitute a troubled debt restructuring. The amendments in the update are effective for the first interim period beginning on or after June 15, 2011, and have been applied retrospectively to the beginning of the annual period of adoption. The Bank adopted the provisions of this update and it did not have a material impact on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05 “Amendments to Topic 220, Comprehensive Income.” Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of the update has impacted disclosures only and did not have a material impact on the financial position or results of operations of the Company.

In December 2011, FASB issued an update ASU No. 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05,” to defer the effective date for those changes related to the presentation of reclassifications of items out of accumulated other comprehensive income. While FASB continues to deliberate whether the reclassification adjustments should be presented on the face of the financial statements, reclassifications out of accumulated other comprehensive income should be reported in accordance with presentation requirements in effect prior to FASB’s update. The adoption of the update has impacted disclosures only and did not have a material impact on the financial position or results of operations of the Company. The Company will adopt the reclassifications disclosure related to ASU No. 2011-05 when the due date is finalized.

In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment.” The ASU provides the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the results of the qualitative analysis indicate it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative two-step impairment test, which is required under current U.S. GAAP, would not be necessary. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The Bank has adopted the methodologies prescribed by this ASU. The provisions of this update did not have a material impact on the Company’s financial position or results of operations.

Effective January 2012, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2011-03, “Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements” (ASU 2011-03). ASU 2011-03 is intended to improve financial reporting of repurchase agreements and refocus the assessment of effective control on a transferor’s contractual rights and obligations rather than practical ability to perform those rights and obligations. The guidance in ASU 2011-03 was effective for the first interim or annual period beginning on or after December 15, 2011. The adoption of this update did not have a material impact on its financial position or results of operations.

Effective January 2012, the Company adopted ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS“s (ASU 2011-04). ASU 2011-04 represents the converged guidance of the FASB and the International Accounting Standards Board (IASB) on fair value measurement. A variety of measures are included in the update intended to either clarify existing fair value measurement requirements, change particular principles requirements for measuring fair value or for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend to change the application of existing requirements under Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements. ASU 2011-04 was effective for interim and annual periods beginning after December 15, 2011. The adoption of this update did not have a material impact on its financial position or results of operations.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment.” The provisions of ASU No. 2012-02 permit an entity to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform a quantitative impairment test, as is currently required by GAAP. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The provisions of this update are not expected to have a material impact on the Company’s financial position or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive” (ASU 2013-02). This guidance is the culmination of the FASB’s deliberation on reporting reclassification adjustments from accumulated other comprehensive income (AOCI). The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income. However, the amendments require disclosure of amounts reclassified out of AOCI in its entirety, by component, on the face of the statement of operations or in the notes thereto. Amounts that are not required to be reclassified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail. This standard is effective prospectively for public entities for annual and interim reporting periods beginning after December 15, 2012. The Company is evaluating the effect if any, adoption of ASU 2013-02 will have on the consolidated financial statements.

Reclassifications: Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications did not result in any changes to previously reported net income or stockholders’ equity.

NOTE 2. ACQUISITION OF THE ROYAL PALM BANK OF FLORIDA

On July 20, 2012 (the “Closing Date”), the Florida Office of Financial Regulation closed The Royal Palm Bank of Florida, (“Royal”), Naples, Florida, and appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver. That same date, the Bank assumed approximately $77 million of Royal’s deposits and acquired approximately $78 million in assets from the FDIC under a whole-bank purchase and assumption agreement without loss share (the “Acquisition”). The Bank did not pay the FDIC a premium to assume the deposits, and the assets were acquired at a discount to Royal’s historical book value as of July 20, 2012 of approximately $19.3 million, subject to customary adjustments.

The Acquisition resulted in a pre-tax gain of $724,000 reflected in “Bargain purchase gain” in the statement of operations. After establishment of a deferred tax liability of $272,000, the Acquisition resulted in a net gain of $452,000. The net after tax gain had been previously reported at $880,000 on the Company’s Current Report on Form 8-K filed October 3, 2012. There were measurement period adjustments totaling approximately $428,000, after tax of $259,000, recorded subsequent to October 3, 2012. The pre-tax adjustments represented tax liabilities for pending foreclosures ($294,000), additional fair value adjustments on investment securities ($16,000), additional fair value adjustments on other real estate owned ($297,000) and the removal of fixed assets not acquired ($80,000).

The foregoing gain is considered a bargain purchase gain under FASB ASC Topic 805, “Business Combinations,” since the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred.

Costs related to the Acquisition of $720,000 were recognized under the line item “Merger and acquisition related expense” in the Company’s consolidated statements of operations for the year ended December 31, 2012.

As of the Closing Date, the Bank acquired assets with a fair value of approximately $79 million and assumed liabilities with a fair value of approximately $78 million. The following table sets forth the fair values of the assets acquired and liabilities assumed by the Bank as of July 20, 2012:

(dollars in thousands)	As Adjusted
Assets Acquired:
Cash and due from banks	$8,281
Interest earning balances due from banks	9,383

Total cash and cash equivalents	17,664
Securities available-for-sale	1,761
Federal Home Loan Bank stock	154
Loans	38,807
Other real estate owned	2,852
Core deposit intangible	101
Receivable from FDIC	17,152
Interest receivable and other assets	244

Total assets acquired	$78,735

Liabilities Assumed:
Noninterest-bearing demand deposits	$16,546
Interest-bearing liabilities:
Money market	23,542
NOW	7,270
Savings	4,526
Certificates of deposit greater than $100,000	12,816
Certificates of deposit $100,000 or less	12,841

Total deposits	77,541
Other liabilities	742

Total liabilities assumed	78,283
Stockholders’ Equity:
Bargain purchase gain, net of deferred taxes	452

Total stockholders’ equity	452
Total liabilities and stockholders’ equity	$78,735

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Both the purchased assets and liabilities assumed are recorded at their respective acquisition date fair values. Determining the fair values of assets and liabilities, especially the loan portfolio and foreclosed real estate, is a complicated process involving significant judgment regarding methods and assumptions used to calculate estimated fair values.

The more significant fair value adjustments in the accounting for the Acquisition were to loans. As of July 20, 2012, certain of the loans acquired from Royal had evidence of credit deterioration since origination, and it was probable that the Bank would not collect all contractually required principal and interest payments. Such loans identified at the time of the acquisition are accounted for under Accounting Standards Codification (“ASC”) 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality (“ASC 310-30”). ASC 310-30 requires that acquired credit-impaired loans be recorded at fair value and prohibits carryover of the related allowance for loan losses.

Loans subject to ASC 310-30 were written down to an amount estimated to be collectible. Accordingly, such loans are not classified as nonaccrual, even though they may be contractually past due, because the Bank expects to fully collect the new carrying values of such loans (that is, the new cost basis arising out of the accounting). Loans subject to ASC 310-30 are also not included in the disclosure of loans 90 days or more past due and still accruing interest even though certain of them are 90 days or more contractually past due.

Loans acquired that do not have evidence of credit deterioration since origination are accounted for under ASC 310-20, Nonrefundable Fees and Other Costs (“ASC 310-20”). Interest is recognized using the simple-interest method.

Certain supplemental pro forma disclosures have been omitted from these financial statements because it was impracticable to provide due to significant limitations in reliable financial information available for periods prior to the Acquisition for Royal Palm.

NOTE 3. CAPITAL TRANSACTIONS

On April 29, 2011, the Bank concluded a multi-party private placement of securities with a total of ten institutional investors and their affiliates and eight accredited investors (the “Private Placement”). A total of 8,089,731 shares of the Bank’s common stock were issued and sold in the Private Placement at $5.00 per share. The Private Placement consisted of an initial draw of approximately $40.4 million of committed capital, yielding approximately $36.6 million after issuance costs. The investors in the Private Placement are committed to purchase a total of at least $148 million (including the initial investment) in common stock of the Bank or affiliates of the Bank in future rounds of financing. Subsequent issuances of common stock beyond the initial drawdown in the Private Placement are dependent upon (i) the Bank’s capital needs with respect to supporting its growth strategies, including organic growth and potential acquisitions of open banks and of failed banks in transactions assisted by the FDIC, and (ii) regulatory and shareholder approvals, if required.

On June 29, 2011, the Bank filed a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 with the OCC. There were 5,412,523 common shares registered for sale on the registration statement at a price of $5.00 (the “Rights Offering”). The registration statement was declared effective on September 16, 2011 by the OCC. Certain eligible shareholders exercised rights in the Rights Offering to purchase 659,889 shares for gross proceeds of $3.3 million. The Rights Offering expired on November 15, 2011. After offering costs, the net proceeds to the Bank were $3.1 million.

On October 10, 2012, the Company closed a private placement of securities to two investor groups, each of which were existing shareholders of the Company. The Company issued 105,109 shares of the Company’s common stock, $1.00 par value and 126,573 shares of the Company’s Series A Nonvoting Convertible Preferred Stock (see description below), $1.00 par value to one investor group, and 168,318 shares of the Company’s common stock to the second investor group, at a purchase price, for all securities sold, of $5.00 per share. The gross proceeds to the Company from this private placement were $2,000,000. As required by the Company’s Stockholders’ Agreement, the Company obtained necessary waivers from investors who are a party to the Stockholders’ Agreement to the requirement that capital drawdowns be made at a minimum $10,000,000 level, in order to conduct this private placement at the $2,000,000 level.

Nonvoting Series A Convertible Preferred Stock

Upon completion of the reorganization, and in conjunction with the filing of its Amended and Restated Articles of Incorporation and Articles of Share Exchange, the Company filed with the State of Florida, a Certificate of Designation, which defined the rights of a new series of 7,050,000 shares of authorized preferred stock. The newly authorized preferred stock is titled “Nonvoting Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).

The Series A Preferred Stock does not carry any voting rights other than on matters with respect to which the holders of such Series A Preferred Stock are entitled to vote by law. Holders of the Series A Preferred Stock are entitled to receive any dividends declared by the Company pari passu with the Company’s common stock holders. Upon any liquidation, dissolution or winding-up of the Company, the holders of the Series A Preferred Stock are entitled to receive a liquidation preference on shares of the Series A Preferred Stock equal to the greater of (i) one cent ($0.01) per share and (ii) the amount the holder of such shares of Series A Preferred Stock would receive in respect of such share if such share had been converted (on a one-for-one) into Company common stock at the time of such liquidation. The Series A Preferred Stock is convertible into the Company’s common stock on a one-for-one basis: (i) at the election of the holder, if such conversion would not cause the holder to hold greater than 9.99% of the Company’s outstanding common stock at the time of such conversion, or (ii) automatically, if shares of such Series A Preferred Stock are ever transferred to a “non-affiliate” of the Company in a permissible transfer.

NOTE 4. SECURITIES

The amortized cost and fair value of securities available for sale at December 31, 2012 and 2011, respectively, are summarized as follows (dollars in thousands).

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2012:
Securities Available for Sale
U.S. Government agencies and government sponsored entities	$78,365	$1,081	$19	$79,427
Agency mortgage backed securities	42,492	740	—	43,232
Agency collateralized mortgage obligations	9,065	96	—	9,161
State, county and municipal	52,467	425	448	52,444
Corporate bonds	4,305	67	—	4,372

Total	$186,694	$2,409	$467	$188,636

December 31, 2011:
Securities Available for Sale
U.S. Government agencies and government sponsored entities	$32,346	$103	$58	$32,391
Agency mortgage backed securities	44,091	327	10	44,408
Agency collateralized mortgage obligations	17,620	154	41	17,733
State, county and municipal	30,028	1,099	180	30,947
Corporate bonds	5,450	22	302	5,170

Total	$129,535	$1,705	$591	$130,649

Information pertaining to securities available for sale with gross unrealized losses at December 31, 2012 and 2011, respectively, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (dollars in thousands).

	Less than Twelve
	Months		Over Twelve Months		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2012:
U.S. Government agencies and government sponsored entities	$19	$6,193	$—	$—	$19	$6,193
State, county and municipal	448	27,786	—	—	448	27,786

	$467	$33,979	$—	$—	$467	$33,979

December 31, 2011:
U.S. Government agencies and government sponsored entities	$58	$8,258	$—	$—	$58	$8,258
Agency mortgage backed securities	10	4,218	—	—	10	4,218
Agency collateralized mortgage obligations	41	3,332	—	—	41	3,332
State, county and municipal	180	9,004	—	—	180	9,004
Corporate bonds	237	2,713	65	1,935	302	4,648

	$526	$27,525	$65	$1,935	$591	$29,460

As of December 31, 2012, a total of 24 investment securities were in unrealized loss positions. The unrealized losses resulted from fair values falling below book values due to higher levels of market interest rates on the measurement date. The fair value of fixed rate investment securities is inversely related to interest rates, i.e., rising market rates of interest cause reductions in the fair values assigned to investment securities. Unrealized losses, by security type, as of December 31, 2012, are further described below.

As of December 31, 2012, four U.S. government agency securities were in unrealized loss positions. All four of these bonds were issued by the Small Business Administration (“SBA”), carrying the unconditional full faith and credit guarantee of the U.S. Government. Since the four SBA bonds were AAA rated, the unrealized losses were less than 1% of book value, and no bond had remained in a loss position for longer than six consecutive months, management concluded that the unrealized losses within the agency securities were not other-than-temporary.

As of December 31, 2012, 20 taxable municipal bonds were in unrealized loss positions. Since all twenty bonds had remained in a loss position for no longer than eight months, and the unrealized losses were all less than 5% of book value, management concluded that the unrealized losses within the taxable municipal securities were not other-than-temporary. Management employs multiple techniques to assess the underlying credit quality of the bonds in the municipal portfolio. Pre-purchase, the bonds are analyzed geographically to avoid regions of the country which concern management, e.g., California. Post-purchase, management checks Moody’s credit rating by issue to detect downgrades. Sterne Agee generates Credit Obligor Risk Evaluation (“CORE”) reports for general obligation municipal bonds. CORE reports analyze the socioeconomic profile, financial performance and long-term obligations of bond issuers to derive investment grades. Next, management reviews the most recent financial statements of each municipal issue. Finally, the Credit Department performs an annual review of the demographics of each state or municipality to reveal negative trends.

As of December 31, 2012, no agency mortgage backed securities, agency collateralized mortgage obligations, or corporate bonds were in unrealized loss positions.

As of December 31, 2011, a total of 25 investment securities were in unrealized loss positions. The unrealized losses resulted from fair values falling below book values due to higher levels of market interest rates on the measurement date. The fair value of fixed rate investment securities is inversely proportional to interest rates, i.e., higher market interest rates cause lower fair values. Since December 2010, market interest rates have fallen, reducing the aggregate level of unrealized losses. Unrealized losses, by security type, as of December 31, 2011, are further described below.

As of December 31, 2011, seven U.S. government agency securities were in unrealized loss positions. All bonds were issued by SBA. Since all seven bonds were AAA rated and no bond had remained in a loss position for longer than eight consecutive months, management concluded that the unrealized losses within the agency securities were not other-than-temporary.

As of December 31, 2011, two mortgage-backed securities were in unrealized loss positions. Since the bonds were issued by the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”), and no bond had remained in a loss position for longer than three consecutive months, management concluded that the unrealized loss within the mortgage-backed securities were not other-than-temporary. As of December 31, 2011, one floating rate, collateralized mortgage obligation was in an unrealized loss position. Since the bond was issued by the Government National Mortgage Association (“GNMA”) and had remained in a loss position for only seven consecutive months, management concluded that the unrealized loss within the floating rate collateralized mortgage obligation was not other-than-temporary. As of December 31, 2011, one fixed rate, collateralized mortgage obligation was in an unrealized loss position. Since the bond was also issued by GNMA and had remained in a loss position for only two consecutive months, management concluded that the unrealized loss within the fixed rate collateralized mortgage obligation was not other-than-temporary.

As of December 31, 2011, six corporate bonds were in unrealized loss positions. On September 21, 2011, the Bank of America corporate security was downgraded by Moody’s to Baa1. This bond had remained in a loss position for twenty consecutive months and management performed an other than temporary impairment (“OTTI”) assessment as of year end. Based on strong fourth quarter earnings, a credit assessment, the fact that the issuer had not defaulted, and the Bank’s ability to hold this investment to maturity, management concluded that the unrealized loss within this security was not other-than-temporary. A senior, unsecured corporate bond issued by General Electric Capital Corp. had remained in a loss position for fourteen consecutive months, triggering an OTTI assessment. The bond credit ratings have been stable: Moody’s Aa2, Standard & Poor’s AA+. The bond’s small unrealized loss of -2%, a credit assessment, combined with the fact the issuer has not defaulted, and the Bank’s ability to hold this investment three years to maturity in 2015, led management to conclude that the unrealized loss within this security was not other-than-temporary. A fixed-to-floating corporate bond issued by Goldman Sachs Group Inc. had remained in an unrealized loss position for thirteen consecutive months, also triggering an OTTI assessment. On November 29, 2011, Standard & Poor’s reviewed its ratings on 37 of the largest financial institutions in the world, including Goldman Sachs. The Goldman Sachs credit rating was changed from A to A-. The bond’s small unrealized loss of -3%, a credit assessment, combined with the fact the issuer has not defaulted, and the Bank’s ability to hold this investment five years to maturity in 2017, led management to conclude that the unrealized loss within this security was not other-than-temporary. The other three corporate bonds in unrealized loss positions had persisted for six, four, and four months, respectively. Again, management concluded that the unrealized losses within the corporate securities were not other-than-temporary.

As of December 31, 2011, one tax-free municipal bond was in an unrealized loss position. Since the bond was rated Aa1 by Moody’s and had remained in a loss position for only one month, management concluded that the unrealized loss within the tax-free municipal bond was not other-than-temporary. As of December 31, 2011, seven taxable municipal bonds were in unrealized loss positions. Since all seven bonds had remained in a loss position for only one month, management concluded that the unrealized losses within the taxable municipal securities were not other-than-temporary. Management employs multiple techniques to assess the underlying credit quality of the bonds in the municipal portfolio. Pre-purchase, the bonds are analyzed geographically to avoid regions of the country which concern management, e.g., California. Post-purchase, management checks Moody’s credit rating by issue to detect downgrades. Sterne Agee generates CORE reports for General Obligation municipal bonds. Next, management reviews the most recent financial statements of each municipal issue. Finally, the Credit department performs an annual review of the demographics of each state or municipality to reveal negative trends. These assessments revealed no credit quality concerns.

On an annual basis, the OTTI Policy requires the Bank’s Treasurer to review the audited financial statements of the FHLB of Atlanta to evaluate impairment of the Bank’s FHLB stock. Audited financial statements for 2012 indicate FHLB Atlanta is profitable, with adequate liquidity. As a result, management concluded that the FHLB stock held to maturity is not impaired.

As of December 31, 2012, management had the intent to hold all securities until recovery and concluded that it is not more likely than not that the Bank will be required to sell any of the securities in an unrealized loss position before they recover in value.

The amortized cost and fair value of securities at December 31, 2012 and 2011, respectively, by contractual maturity, are shown below (dollars in thousands).

	Securities Available for Sale
	Amortized Cost	Fair Value
December 31, 2012:
Due within one year	$1,606	$1,616
Due after one year through five years	64,509	65,421
Due after five years through ten years	57,424	58,090
Due over ten years	63,155	63,509

Total	$186,694	$188,636

December 31, 2011:
Due within one year	$1,432	$1,429
Due after one year through five years	57,151	57,244
Due after five years through ten years	37,073	37,432
Due over ten years	33,879	34,544

Total	$129,535	$130,649

Agency mortgage backed securities are included in the table above based on their contractual maturities.

During the year ended December 31, 2012, the Bank sold securities with gross gains of $2.3 million and gross losses of $266,000. During the year ended December 31, 2011, the Bank sold securities with gross gains of $686,000 and four securities with losses of $79,000.

At December 31, 2012 and 2011, respectively, securities with a carrying value of $54.4 million and $24.5 million were pledged to the State of Florida as collateral for deposits of public entities. At December 31, 2012 and 2011, respectively, securities with a carrying value of $58.9 million and $40.3 million were pledged as collateral for securities sold under agreements to repurchase. At December 31, 2011, one security with a carrying value of $0.2 million was pledged to SunTrust Bank as collateral for a customer letter of credit.

NOTE 5. LOANS, ALLOWANCE, OTHER REAL ESTATE OWNED AND ASSET QUALITY

The composition of net loans is as follows at December 31, 2012 and 2011, respectively (dollars in thousands).

	As of December 31,
	2012		2011
Commercial real estate	$165,021	46%	$82,615	45%
Construction loans	30,765	9%	17,083	9%
Commercial and industrial	18,137	5%	16,800	9%
Home equity lines of credit	8,559	2%	4,453	3%
Residential single family (includes loans held for sale, $0 and $237, respectively)	113,759	31%	38,793	21%
Residential multifamily	14,535	4%	8,019	4%
Consumer installment loans	12,145	3%	15,942	9%

	362,921	100%	183,705	100%

Less accretable discount	(2,316)		(330)
Less unaccretable discount	(10,685)		—

	349,920		183,375
Plus net deferred loan origination costs	1,716		1,081
Less allowance for loan losses	(5,082)		(3,057)

Net loans	$346,554		$181,399

The purchase discounts in the above table depict the remaining fair value adjustments for credit and market rate risk recorded in connection with the acquisitions of Panther in October 2009 and Royal in July 2012. Portions related to market rates are being accreted into income, under the simple-interest method, as a yield adjustment over the life of the underlying loans.

Loan Origination/Risk Management

The Bank has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions. Management evaluates credit risk on the following portfolio segments:

Commercial and Industrial Loans: Commercial credit is extended primarily to middle market customers. Such credits typically comprise working capital loans, loans for physical asset expansion, asset acquisition loans and other business loans. Loans to closely held businesses will generally be guaranteed in full or for a substantial amount by the businesses’ majority owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Commercial Real Estate Loans: The Bank’s goal is to originate and maintain a high quality portfolio of commercial real estate loans with customers who meet the quality and relationship profitability objectives of the Bank. Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the underlying property. The Bank also looks to the sale of the underlying collateral as a means of secondary repayment. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.

Construction Loans: The Bank defines construction loans as loans where the loan proceeds are controlled by the Bank and used exclusively for the improvement of residential or commercial real estate in which the Bank holds a mortgage. These loans generally must be supported by an adequate “as completed” value of the underlying project. In addition to the underlying project, the financial history of the borrower weighs significantly in determining approval. The repayment of these loans is typically through permanent financing upon completion of the construction. Real estate construction loans are inherently more risky than loans on completed properties due to the unimproved nature and the financial risks of construction. Due to the inherent risk in this type of loan, they are subject to industry specific policy guidelines outlined in the Bank’s Loan Policy and are monitored closely.

Residential Single and Multifamily Loans (including Home Equity Lines of Credit): The Bank originates fixed and adjustable rate residential real estate loans secured by one to four and, on a very limited basis, multifamily dwellings. First mortgage loan terms range from five to thirty years. In deciding whether to make a residential real estate loan, the Bank considers the qualifications of the borrower as well as the value of the underlying property.

Consumer Installment Loans: The Bank originates direct and indirect consumer loans. They mostly include automobile and light duty truck loans, lot loans and personal lines of credit, secured and unsecured. Each loan type has a separate underwriting matrix including but not limited to debt to income ratio, term requirements, type of collateral and loan to collateral value, credit history and relationship with the borrower.

Allowance For Loan Losses and Asset Quality

The following table illustrates certain information with respect to the Bank’s allowance for loan losses and the composition of charge-offs and recoveries for years ended December 31, 2012 and 2011, respectively, (dollars in thousands).

	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total
The Bank’s activity in the allowance for loan losses is summarized below for the year ended 12/31/12:
Allowance For Loan Losses
Originated Loans:
Beginning Balance	$398	$485	$604	$221	$135	$1,843
Provision	430	1,030	185	97	87	1,829
Charge Offs	—	—	—	—	109	109
Recoveries	—	—	—	—	49	49

Ending Balance Originated Loans:	$828	$1,515	$789	$318	$162	$3,612
Acquired Loans:
Beginning balance	219	922	43	23	7	1,214
Provision	166	161	110	21	15	473
Charge Offs	100	2	117	—	20	239
Recoveries	22	—	—	—	—	22

Ending Balance Acquired Loans:	$307	$1,081	$36	$44	$2	$1,470

Ending Balance Total Allowance:	$1,135	$2,596	$825	$362	$164	$5,082

The Bank’s activity in the allowance for loan losses is summarized below for the year ended 12/31/11:

Allowance For Loan Losses
Originated Loans:
Beginning Balance	$122	$528	$26	$105	$98	$879
Provision	276	(43)	578	116	112	1,039
Charge Offs					79	79
Recoveries					4	4

Ending Balance Originated Loans:	$398	$485	$604	$221	$135	$1,843
Acquired Loans:
Beginning balance	—	169	—	—	—	169
Provision	265	1,349	43	23	7	1,687
Charge Offs	46	596	—	—	—	642
Recoveries	—	—	—	—	—	—

Ending Balance Acquired Loans:	$219	$922	$43	$23	$7	$1,214

Ending Balance Total Allowance:	$617	$1,407	$647	$244	$142	$3,057

The following tables illustrate certain information with respect to our allowance for loan losses and the composition of impaired loans as of December 31, 2012 and 2011, respectively (dollars in thousands).

	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total
The Bank’s allowance for loan losses impairment evaluation at December 31, 2012:
Individually evaluated for impairment	$95	$337	$—	$115	$—	$547
Collectively evaluated for impairment	1,025	2,259	825	247	164	4,520
Acquired with deteriorated
credit quality	15	—	—	—	—	15

Ending Balance Total Allowance:	$1,135	$2,596	$825	$362	$164	$5,082

The Bank’s loan balances based on impairment evaluation at December 31, 2012:
Individually evaluated for impairment	$1,296	$5,486	$441	$1,263	$45	$8,531
Collectively evaluated for impairment	127,043	142,666	26,161	16,770	12,070	324,710
Acquired with deteriorated credit quality	5,561	10,222	884	12	—	16,679

Ending Balance Total Loans:	$133,900	$158,374	$27,486	$18,045	$12,115	$349,920

The Bank’s allowance for loan losses impairment evaluation at December 31, 2011:
Individually evaluated for impairment	$100	$—	$—	$—	$—	$100
Collectively evaluated for impairment	517	1,407	647	244	142	2,957
Acquired with deteriorated credit quality	—	—	—	—	—	—

Ending Balance Total Allowance:	$617	$1,407	$647	$244	$142	$3,057

The Bank’s loan balances based on impairment evaluation at December 31, 2011:
Individually evaluated for impairment	$157	$855	$—	$—	$110	$1,122
Collectively evaluated for impairment	51,035	81,517	17,083	16,787	15,831	182,253
Acquired with deteriorated credit quality	—	—	—	—	—	—

Ending Balance Total Loans:	$51,192	$82,372	$17,083	$16,787	$15,941	$183,375

The below tables represent the loan portfolio, segmented by risk factors, as of December 31, 2012 and 2011, respectively (dollars in thousands).

As of December 31, 2012	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total Loans
Originated Loans:
Risk Free	$—	$—	$—	$319	$202	$521
Excellent	—	726	—	675	1,404	2,805
Good	4,920	23,097	3,536	2,906	118	34,577
Satisfactory	100,089	91,701	22,334	11,771	10,092	235,987
Watch	—	—	—	—	—	—
OLEM	—	4,965	—	1,263	11	6,239
Substandard	—	—	—	—	18	18
Doubtful	—	—	—	—	—	—

Sub-total	105,009	120,489	25,870	16,934	11,845	280,147
Acquired Loans:
Risk Free	—	—	—	—	—	—
Excellent	—	—	—	319	—	319
Good	14,293	23,962	1,175	619	114	40,163
Satisfactory	14,292	9,130	—	83	122	23,627
Watch	—	—	—	—	—	—
OLEM	306	3,241	441	39	34	4,061
Substandard	—	1,552	—	51	—	1,603
Doubtful	—	—	—	—	—	—

Sub-total	28,891	37,885	1,616	1,111	270	69,773

Total	$133,900	$158,374	$27,486	$18,045	$12,115	$349,920

As of December 31, 2011	Residential Single & Multifamily	Commercial Real Estate	Construction Loans	Commercial and Industrial	Consumer and Other	Total Loans
Originated Loans:
Risk Free	$—	$—	$—	$359	$621	$980
Excellent	—	764	—	675	400	1,839
Good	974	15,539	4,047	2,726	579	23,865
Satisfactory	44,769	49,448	12,286	12,631	13,956	133,090
Watch	—	—	—	—	53	53
OLEM	—	—	—	—	—	—
Substandard	—	—	—	—	15	15
Doubtful	—	—	—	—	—	—

Sub-total	45,743	65,751	16,333	16,391	15,624	159,842
Acquired Loans:
Risk Free	—	—	—	—	—	—
Excellent	—	—	—	—	62	62
Good	—	—	—	—	—	—
Satisfactory	5,392	13,039	750	396	255	19,832
Watch	—	2,743	—	—	—	2,743
OLEM	—	—	—	—	—	—
Substandard	—	364	—	—	—	364
Doubtful	57	475	—	—	—	532

Sub-total	5,449	16,621	750	396	317	23,533

Total	$51,192	$82,372	$17,083	$16,787	$15,941	$183,375

The general loss reserve was $4.5 million as of December 31, 2012 and $3.0 million as of December 31, 2011. There were specific reserves of $547,000 and $100,000 at December 31, 2012 and 2011, respectively. The increase in the general loss reserve was due to increases in net loans outstanding of approximately $125 million, excluding loans acquired in July 2012.

The Bank applies internal risk ratings to all loans on a scale of 1 to 9. A description of the general characteristics of the nine risk grades are as follows:

1-Risk Free – Loans are of the highest quality. Very sound financial position, high liquidity, little or no leverage, strong capital position and cash flow, superior management, seasoned stable industry, unqualified audits. Refinancing is easily available at virtually any bank. Any loan fully secured by short term government or cash deposits.

2-Excellent – Excellent loans run from the upper end to the middle of the high quality range. Sound financial position, good liquidity, modest leverage, good cash flow, experienced management and good trends in established business. Generally receive unqualified audits. Refinancing available at most banks. Real estate loans with strong loan to value and debt service coverage ratios. Marketable collateral values substantiated, strong and liquid.

3-Good – Good financial condition, liquidity and a history of earnings with indications that the trend will continue, typical of industry. Working capital or cash flow sufficient to repay debt as scheduled. Handles credit needs in a satisfactory manner. Real estate loans with acceptable loan to value and debt service coverage ratios. Marketable collateral values substantiated and adequate. Secured loans granted to high net worth individuals with adequate liquidity to support the loans. Adequate liquidity will be calculated as cash and or marketable securities equal to the amount of the loan granted to the borrower. Secured loans granted to high net worth individuals with adequate liquidity to support the loans. Adequate liquidity will be calculated as cash and or marketable securities equal to the amount of the loan granted to the borrower.

4-Satisfactory – An established borrower that represents a reasonable credit risk. Satisfactory loans run from medium to lower medium quality range. Financial condition and performance is acceptable, but may be subject to significant fluctuations. During periods of economic downturn, the financial condition may become unstable. May include borrowers growing rapidly with high leverage. Secondary sources of repayment require significant attention and may include close monitoring of a borrowing base or comprehensive loan covenant protection. This category will frequently include loans that:

•	Require special monitoring of any kind, such as wholesale auto financing (floor plans).

•	Are guaranteed by an agency of the U.S. government such as the SBA.

•	Involve speculative construction of the collateral.

•	Involve an average borrower in a highly cyclical industry such as machine shops or construction.

5-Watch – Watch Loans identify borrowers who are significantly uncertain in their ability to maintain or improve their financial performance. Loans are of minimum acceptable quality. Financial condition is unstable and shows minimally acceptable support for credit accommodation. Historic financial performance may be inconsistent or uncertain. Borrower has demonstrated the ability to meet all contractual obligations; however, payments may at times be delayed. Secondary sources of repayment are adequate, but weakened somewhat by lack of liquidity or properly documented value.

This category will frequently include loans that:

•	Lack adequate successor management. Also, management expertise is limited to technical areas, while demonstrated weaknesses are found in finance or administration.

•	Involve administrative and handling costs which may be above average for the portfolio.

•

Have no current financial statements and which are not fully secured by cash or marketable securities. Since an accurate assessment of an appropriate loan risk rating cannot be determined, the rating of 5 may be applied by default.

•	Liquidity is acceptable, but concentration in non-cash assets puts stress on solvency.

•	Infrequent overdrafts are quickly corrected.

•	Temporary documentation or collateral weaknesses, such as failure to be named as lender loss payee on insurance.

A specific action plan including measurable benchmarks will be developed by the responsible lender and his supervisor for review. Progress is monitored on an interim basis by the Loan Officer and reported at subsequent reviews as scheduled.

6-OLEM (Other Loans Especially Mentioned) – Assets have potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Other Loans Especially Mentioned assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

OLEM assets have potential weaknesses that may, if not checked or corrected, weaken the asset or inadequately protect the institution’s position at some future date. These assets pose elevated risk, but their weakness does not yet justify a substandard classification. Borrowers may be experiencing adverse operating trends:

•	Declining revenues or margins

•	An ill-proportioned balance sheet

•	Example: increasing inventory without an increase in sales, high leverage, tight liquidity).

•	Adverse economic or market conditions,

•	Such as interest rate increases or entry of new competitor, may also support a OLEM rating

•	Non-financial reasons:

•	Management problems

•	Pending litigation,

•	An ineffective loan agreement

•	other material structural weakness

The OLEM rating is designed to identify a specific level of risk and concern about asset quality. Although an OLEM asset has a higher probability of default than a pass asset, its default is not imminent.

7-Substandard – A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so, classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

Substandard assets have a high probability of payment default, or they have other well-defined weaknesses. They require more intensive supervision by bank management.

Substandard assets are generally characterized by:

•	current or expected unprofitable operations

•	inadequate debt service coverage

•	inadequate liquidity

•	marginal capitalization

Repayment may depend on collateral or other credit risk mitigates. For some substandard assets, the likelihood of full collection of interest and principal may be in doubt; such assets should be placed on nonaccrual. Although substandard assets in the aggregate will have a distinct potential for loss, an individual asset’s loss potential does not have to be distinct for the asset to be rated substandard.

8-Doubtful – An asset classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

A doubtful asset has a high probability of total or substantial loss, but because of specific pending events that may strengthen the asset, its classification as loss is deferred. Doubtful borrowers are usually in default, lack adequate liquidity or capital, and lack the resources necessary to remain an operating entity. Pending events can include:

•	Mergers

•	Acquisitions

•	Liquidations

•	Capital injections

•	The perfection of liens on additional collateral

•	The valuation of collateral

•	Refinancing

Generally, pending events should be resolved within a relatively short period and the ratings will be adjusted based on the new information. Because of high probability of loss, nonaccrual accounting treatment is required for doubtful assets.

9-Loss – Assets classified loss are considered uncollectible and such little value that their continuance as bankable assets is not warranted. This classification does not mean that the assets has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be effected in the future.

With loss assets, the underlying borrowers are often in bankruptcy, have formally suspended debt repayments, or have otherwise ceased normal business operations. Once an asset is classified loss, there is little prospect of collecting either its principal or interest. When access to collateral, rather than value of collateral, is the problem, a less severe classification may be appropriate. However, banks should not maintain an asset on the balance sheet it realizing its value would require long-term litigation or other lengthy recovery efforts. Losses are to be recorded in the period an obligation becomes uncollectible.

Below are the past due statistics, by portfolio segment, as of December 31, 2012 and 2011, respectively (dollars in thousands).

	30-59 Days Past Due	60-89 Days Past Due	90 + Days Past Due	Non- Accrual	Total Past Due and Non- Accrual	Current	Total Loans	Current Non- Accrual Loans
As of December 31, 2012
Originated Loans:
Residential single & multifamily	$—	$—	$—	$—	$—	$105,009	$105,009	$—
Commercial real estate	—	—	—	1,298	1,298	119,191	120,489	1,298
Construction loans	—	—	—	—	—	25,870	25,870	—
Commercial and industrial	—	—	—	1,263	1,263	15,671	16,934	1,263
Consumer and other	191	10	—	18	219	11,626	11,845	—
Acquired Loans:
Commercial real estate	—	—	—	3,134	3,134	34,751	37,885	3,134
Residential, consumer and other	—	—	—	441	441	31,447	31,888	441

Total Loans	$191	$10	$—	$6,154	$6,355	$343,565	$349,920	$6,136

As of December 31, 2011
Originated Loans:
Residential single & multifamily	$—	$—	$—	$—	$—	$45,743	$45,743	$—
Commercial real estate	—	—	—	—	—	65,751	65,751	—
Construction loans	—	—	—	—	—	16,333	16,333	—
Commercial and industrial	—	—	—	—	—	16,391	16,391	—
Consumer and other	56	54	—	15	125	15,499	15,624	—
Acquired Loans:
Commercial real estate	—	—	—	855	855	15,766	16,621	855
Residential, consumer and other	100	57	—	100	257	6,655	6,912	—

Total Loans	$156	$111	$—	$970	$1,237	$182,138	$183,375	$855

At December 31, 2012, a portion of the Company’s acquired assets included loans which were contractually past due, including some that were 90 days or more past due. However, the elevated level of delinquencies of loans at the date of acquisition was considered in the Company’s performance expectations used in its determination of fair value for all acquired loans. Accordingly, all acquired loans continue to accrete interest income and all acquired loans continue to perform in accordance with management’s expectations established in conjunction with the determination of day one fair values. Acquired loans accounted for under ASC 310-30 have been omitted from the previous past due schedule even though they may be “contractually” past due.

The following is a summary of information pertaining to impaired loans (dollars in thousands).

	As of December 31, 2012			For the Year Ended December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential single & multifamily	$866	$866	$—	$910	$10
Commercial real estate	1,827	2,685	—	1,864	7
Construction loans	441	558	—	406	—
Commercial and industrial	1,263	1,263	—	1,338	—
Consumer and other	45	45	—	64	4
With An Allowance Recorded:
Residential single & multifamily	430	430	95	429	14
Commercial real estate	3,659	3,659	452	3,702	—
Construction loans	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total:
Residential single & multifamily	1,296	1,296	95	1,340	24
Commercial real estate	5,486	6,344	452	5,566	7
Construction loans	441	558	—	406	—
Commercial and industrial	1,263	1,263	—	1,338	—
Consumer and other	45	45	—	64	4

	$8,531	$9,506	$547	$8,714	$35

	As of December 31, 2011			For the Year Ended December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential single & multifamily	$93	$100	$90	$50	$2
Commercial real estate	855	1,713	—	1,353	22
Construction loans	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer and other	74	110	—	8	—
With An Allowance Recorded:
Residential single & multifamily	100	100	100	—	—
Commercial real estate	—	—	—	—	—
Construction loans	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer and other	—	—	—	—	—
Total:
Residential single & multifamily	193	200	190	50	2
Commercial real estate	855	1,713	—	1,353	22
Construction loans	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer and other	74	110	—	8	—

	$1,122	$2,023	$190	$1,411	$24

No additional funds are committed to be advanced in connection with impaired loans.

The following is a summary of information pertaining to loans modified as troubled debt restructurings for the periods listed below (dollars in thousands).

	Loans Modified as a TDR for the Years Ended
Troubled Debt Restructuring	December 31, 2012	December 31, 2011
Commercial Real Estate:
Number of loans	3	2
Pre-modification balances outstanding	$3,860	$1,886
Post-modification balances outstanding	$3,359	$855
Commercial and Industrial
Number of loans	1	—
Pre-modification balances outstanding	$1,429	$—
Post-modification balances outstanding	$1,263	$—
Single and Multi-Family Residential
Number of loans	3	—
Pre-modification balances outstanding	$2,021	$—
Post-modification balances outstanding	$2,018	$—
Construction Loans:
Number of loans	1	—
Pre-modification balances outstanding	$580	$—
Post-modification balances outstanding	$441	$—
Consumer Loans:
Number of loans	1	6
Pre-modification balances outstanding	$30	$115
Post-modification balances outstanding	$30	$110

Total Loans:
Number of loans	9	8
Pre-modification balances outstanding	$7,920	$2,001
Post-modification balances outstanding	$7,111	$965

During the period ended December 31, 2012, certain loans were modified as troubled debt restructurings (“TDRs”). The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate on the loan or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk.

The Bank restructured nine loans during the period ended December 31, 2012. Five commercial loans with carrying balances totaling $5 million were modified with terms that included rate reductions between 100 to 150 basis points, forbearance agreements and one loan was restructured from amortizing to interest only. Three loans secured by 1-4 residential properties totaling $2 million were modified by forbearance agreements and renewals extending terms between 36 to 42 months. Lastly, a forbearance agreement was imposed upon a small consumer loan totaling $30,000 held by a borrower with an impaired residential loan. Charge offs for the period ended December 31, 2012, related to restructured loans, totaled $117,000 representing one construction loan. Specific reserves at December 31, 2012 totaled $247,000 ($232,000 commercial and $15,000 residential).

The Bank restructured eight loans during the period ended December 31, 2011. Two commercial real estate loans with carrying balances totaling $855,000 were modified per forbearance agreements. A home equity line of credit for $40,000 was restructured into a fully amortizing loan. Five small consumer loans totaling $74,000 at December 31, 2011 were modified with rate reductions between 125 to 329 basis points and term extensions between two and eighteen months. Charge offs for the period ended December 31, 2011, related to restructured loans, totaled $595,000 for commercial loans. Specific reserves at December 31, 2011 totaled $90,000 for residential loans.

There were no loans classified as troubled debt restructurings that re-defaulted during the period of 12 months from their modification date.

The following tables illustrate information related to the Bank’s other real estate owned, net of valuation allowances and direct write-downs:

	December 31, 2012	December 31, 2011
Commercial real estate	$1,434	$799
Construction and land loans	1,251	—

Total	$2,685	$799

Balance at January 1, 2012		$799
Transfers of loans		313
Fair value of other real estate owned acquired		2,852
Write downs		(105)
Dispositions		(1,184)
Gain on sale		10

Balance at December 31, 2012		$2,685

Expenses related to other real estate owned equaled $190,000 and $89,000 for the periods ending December 31, 2012 and 2011, respectively. These expenses are contained within the “Other non-interest expense” category on the consolidated statement of operations for the periods so specified.

Loans Acquired in the Royal Palm Acquisition

All loans acquired with credit deterioration are being accounted for pursuant to ASC Topic 310-30. We arrived at this conclusion as follows. First, the Bank segregated all acquired loans with specifically identified credit deficiency factor(s). The factors used were all acquired loans that were non-accrual, 60 days or more past due, designated as Troubled Debt Restructurings (“TDR”), graded “special mention” or “substandard,” had more than five 30 day past due notices or had any 60 day or 90 day past due notices during the loan term. For this disclosure purpose, these loans are referred to as 310-30 loans. Second, all remaining acquired loans, those without specifically identified credit deficiency factors, have been accounted for pursuant to ASC 310-20. These loans were evaluated to determine estimated fair values as of the Closing Date.

As of December 31, 2012	ASC 310-30	ASC 310-20	Total
Commercial real estate	$10,222	$12,992	$23,214
Construction loans	885	290	1,175
Commercial and industrial	12	937	949
Residential single & multifamily	5,543	8,793	14,336
Consumer installment loans	—	114	114

	$16,662	$23,126	$39,788

The following table summarizes the total contractually required principal and interest cash payments, management’s estimate of expected cash payments and the carrying value of the loans as of December 31, 2012. Contractually required principal and interest payments have been adjusted for estimated prepayments.

(dollars in thousands)	July 20, 2012	Income Accretion	Other Adjustments	December 31, 2012
Contractually-required principal	$54,045	$—	$(1,472)	$52,573
Non-accretable difference	(12,200)	292	1,223	(10,685)

Cash flows expected to be collected	41,845	292	(249)	41,888
Accretable yield	(3,038)	280	658	(2,100)

Carrying value of acquired loans	$38,807	$572	$409	$39,788

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill not subject to amortization of $3.9 million was recorded in conjunction with the business combination between First National and Panther. Additionally, an indefinite lived bank charter intangible asset of $1.2 million was recorded in conjunction with the business combination. Goodwill has been assigned to the Bank’s single reporting unit. Fair value of the Bank’s single reporting segment is determined using either discounted cash flow analyses based on internal financial forecasts or, if available, market-based valuation multiples for comparable businesses. No impairment was identified for the Bank’s goodwill as a result of the testing performed for the years ended December 31, 2012 and 2011.

Intangible assets subject to amortization include the Bank’s trademarked logo and core deposit intangibles recorded with the Royal Palm Acquisition. The carrying amount of these assets was $206,000 at December 31, 2012. The trademarked logo is being amortized over a period of 20 years. The core deposit intangible is being amortized over five years. The annual amortization is approximately $27,000.

The carrying amount of the Bank’s intangibles was $120,000 at December 31, 2011.

NOTE 7. PREMISES AND EQUIPMENT

The major classes of premises and equipment and total accumulated depreciation and amortization at December 31, 2012 and 2011, respectively, are as follows (dollars in thousands).

	As of December 31,
	2012	2011
Land	$3,034	$3,034
Buildings and improvements	12,026	11,838
Leasehold improvements	2,183	2,149
Furniture, fixtures and office equipment	1,946	1,831
Computer equipment	1,157	1,015
Computer software	1,059	955
Automobiles	131	133
Signs	57	66
Construction in progress	258	24

	21,851	21,045
Less accumulated depreciation and amortization	3,368	2,501

Premises and equipment, net	$18,483	$18,544

Depreciation expense for the years ended December 31, 2012 and 2011 was approximately $1.1 million and $1.2 million, respectively.

NOTE 8. TIME DEPOSITS

At December 31, 2012 and 2011, respectively, the scheduled maturities of time deposits are as follows (dollars in thousands).

December 31, 2012:	< 3 Mths	3-6 Mths	6 Mths-1 Yr	1-3 Yrs	> 3 Yrs	Total
Time deposits < $100,000	$4,257	$4,996	$12,829	$10,414	$767	$33,263
Time deposits ≥ $100,000	10,801	6,065	39,285	49,931	4,181	110,263

Total	$15,058	$11,061	$52,114	$60,345	$4,948	$143,526

December 31, 2011:	≤ 3 Mths	3-6 Mths	6 Mths-1 Yr	1-3 Yrs	> 3 Yrs	Total
Time deposits < $100,000	$1,841	$928	$7,720	$3,444	$160	$14,093
Time deposits ≥ $100,000	4,935	100	19,597	29,202	1,252	55,086

Total	$6,776	$1,028	$27,317	$32,646	$1,412	$69,179

NOTE 9. BORROWINGS

Short and Long Term Borrowings

The FHLB of Atlanta has extended credit availability to the Bank equal to approximately 20% of total assets or $106.6 million in remaining credit availability at December 31, 2012. All borrowings must be fully secured with eligible collateral. As of December 31, 2012, the Bank had $76 million in eligible loans pledged as collateral for advances listed in the schedule below (dollars in thousands).

	As of December 31, 2012
Long Term Advances	Term	Maturity Date	Interest Rate	Advance Amount
Fixed rate advance	2 years	12/10/14	0.38%	$10,000
Fixed rate advance	3 years	02/03/15	0.66%	3,000
Fixed rate advance	4 years	02/03/16	0.91%	3,000

Average weighted rate			0.53%	$16,000

The Bank had available credit of $25 million under unsecured federal funds lines of credit with two correspondent banks at December 31, 2012. There were no borrowings outstanding under the agreements at December 31, 2012 or 2011.

The Bank has securities sold under agreements to repurchase with commercial account holders whereby the Bank sweeps the customer’s accounts on a daily basis and pays interest on these amounts. These agreements are collateralized by investment securities chosen by the Bank. The Bank had approximately $57 million and $39 million in such accounts as of December 31, 2012 and 2011, respectively. The average rate of interest paid for the periods ended December 31, 2012 and 2011, was 0.38% and 0.39%, respectively.

NOTE 10. INCOME TAXES

Income taxes for financial reporting purposes differed from the amount computed by applying the statutory federal income tax rate to the pre-tax net loss for the years ended December 31, 2012 and 2011, respectively, are as follows (dollars in thousands).

	For the Years Ended December 31,
	2012	2011
Income tax (benefit) at statutory rate	$54	$(2,017)
Increase (decrease) in tax resulting from:
State income taxes, net of Federal tax benefit	12	(211)
Permanent differences	60	38
Change in valuation allowance	(126)	2,190

Total income taxes	$—	$—

The components of the net deferred tax asset, included in other assets in the accompanying consolidated statements of financial condition at December 31, 2012 and 2011, respectively, are as follows (dollars in thousands).

	As of December 31,
	2012	2011
Deferred tax assets:
Net operating loss	$5,432	$6,011
Start-up and organizational costs	2,911	3,160
Allowance for loan losses	1,793	913
Branch closing costs	417	478
Stock-based compensation	28	28
Non-accrual loan interest	42	25
Net purchase accounting adjustments	—	152
Other	157	40

Total deferred tax assets	10,780	10,807
Valuation allowance	(8,904)	(9,615)

Net deferred tax asset	1,876	1,192

Deferred tax liabilities:
Premises and equipment	(271)	(355)
Net deferred loan origination costs	(698)	(407)
Net unrealized gains on securities	(731)	(419)
Net purchase price adjustments	(176)	—
Cash to accrual adjustment	—	(11)

Total deferred tax liabilities	(1,876)	(1,192)

Net deferred tax assets	$—	$—

The Company maintains a valuation allowance against substantially all of its deferred tax assets including amounts resulting from net operating loss carryfowards. The valuation allowance will be maintained until there is sufficient positive evidence to conclude that it is more likely than not that the deferred tax assets will be realized. The change in the valuation allowance for 2012 represents a decrease of $711,000.

The business combination with Panther was treated as a statutory merger under Internal Revenue Code section 368(a)(1)(A) with Panther being the surviving entity.

At December 31, 2012, the Company and its subsidiary had federal and Florida net operating losses of approximately $14.5 and $13.9 million, respectively. Both the federal and Florida net operating losses will expire beginning in 2026.

The Company and its subsidiary file income tax returns in the U.S. Federal jurisdiction and the state of Florida. The Bank is subject to U.S. Federal or state income tax examinations by tax authorities for tax years 2009—2011. There are no unrecognized tax benefits reflected in the consolidated financial statements.

The Company periodically evaluates our income tax positions based on tax laws and regulations as well as financial reporting requirements. Based on the evaluation, the Company did not have any uncertain tax positions at December 31, 2012.

The Company and its wholly owned subsidiary will file a consolidated return for both federal and Florida purposes effective September 25, 2012, the date the Reorganization was completed. Prior to September 25, 2012, the Bank and its wholly owned subsidiary filed a consolidated federal and Florida return.

NOTE 11. EMPLOYEE BENEFITS

The Bank has established a salary deferral plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 100% of their compensation, up to the maximum amount permitted by law. The Bank, at its discretion, may match a portion of the employees’ contributions. All employees may make contributions under the plan. Employees age 21 and over are eligible to receive matching contributions. Employer contributions vest immediately. Total expense recorded for the years ended December 31, 2012 and 2011, related to this plan were $313,000 and $263,000, respectively.

NOTE 12. STOCK OPTIONS AND WARRANTS

Under the terms of the plans, employees’ options generally vest over a period of three years and have a life of ten years. The directors’ options generally vest over five years and have a life of ten years. New shares will be issued upon the exercise of options.

The Company has two stock option plans, one for (i) directors and one for (ii) officers and employees, with options outstanding at December 31, 2012 of 185,856 and 64,944, respectively. The maximum number of options that can be granted under both plans may not exceed 10% of the aggregate of outstanding common and preferred stock. There are 1,195,214 options available for grant between the plans. With the closing of the reorganization on September 25, 2012, the Company adopted both of the stock option plans (which had formerly been plans of the Bank), and issued Company stock options (and warrants) on a one-for-one basis to option and warrant holders of the Bank.

Options outstanding under the plans at December 31, 2009 are replacement options issued upon consummation of the business combination transaction between First National and Panther. During the period ended December 31, 2009, $414,000 in stock based compensation was recorded as part of merger related expense. This expense related to accelerated vesting of options, in accordance with change of control provisions within Panther’s director and officer incentive stock option plans. As a result of the business combination, all of the options outstanding at December 31, 2009, consisting of 68,640 employee options and 209,088 director options were fully vested and exercisable.

As of December 31, 2012, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the two plans.

There were no stock based compensation awards granted during the periods ended December 31, 2012 or 2011, respectively. The following table presents the activity of the Company’s outstanding stock options and warrants, for the periods ended December 31, 2012 and 2011, respectively.

	For the Years Ended December 31,
	2012		2011
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
STOCK OPTIONS:
Options outstanding, beginning of period	254,496	$7.58	277,728	$7.58
Options granted	—	—	—	—
Options exercised	—	—	—	—
Options repurchased	—	—	—	—
Options expired	(3,696)	7.58	(23,232)	7.58

Options outstanding, end of period	250,800	$7.58	254,496	$7.58

Exercisable at end of period	250,800	$7.58	254,496	$7.58

Weighted Average Remaining Contractual Term		5.29 years		6.29 years

STOCK WARRANTS:
Warrants outstanding, beginning of period	1,633,443	$10.00	1,633,443	$10.00
Warrants exercised	—	—	—	—
Warrants repurchased	—	—	—	—
Warrants expired	—	—	—	—

Warrants outstanding, end of period	1,633,443	$10.00	1,633,443	$10.00

Exercisable at end of period	1,633,443	$10.00	1,633,443	$10.00

Weighted Average Remaining Contractual Term		4.73 years		5.73 years

In accordance with the terms of the original offering prospectus dated July 14, 2009, and as part of the Agreement and Plan of Merger between Panther and First National, dated April 23, 2009, organizers and founders received organizer warrants to purchase 952,500 shares with a term of 10 years and shareholder warrants to purchase 10,020 shares of common stock with a term of five years. Additionally, all other common shareholders received warrants to purchase a total of 671,054 shares with a term of five years. All warrants were at an exercise price of $10 per share and immediately exercisable. All outstanding warrants to purchase shares of the Bank’s common stock were converted into warrants to purchase shares of the Company’s common stock upon closing of the reorganization on September 25, 2012.

On September 16, 2011 the Bank issued rights to each shareholder of record as of July 12, 2011. This offering consisted of rights to purchase 5,412,523 shares of common stock at a price of $5.00. As of September 30, 2011, rights to purchase 5,380,973 shares of common stock were outstanding. A total of 31,550 shares were purchased. The rights offering expired on November 15, 2011.

NOTE 13. NET INCOME/(LOSS) PER SHARE

Basic income/(loss) per share represents net income/(loss) divided by the weighted average number of common stock outstanding during the period. Diluted earnings per share reflects additional potential common stock that would have been outstanding if dilutive potential common stock had been issued, as well as any adjustment to income that would result from the assumed issuance, determined using the treasury stock method. Potential common stock that may be issued by the Company relates to convertible preferred stock and outstanding stock options and warrants.

There is no dilutive effect from stock options or warrants. There were a total of 1,884,243 and 1,887,939 outstanding warrants and options, at December 31, 2012 and 2011, respectively, excluded from the calculation of diluted loss per share because the effect would be anti-dilutive.

	For the Years Ended December 31,
Income/(loss) Per Common Share	2012	2011
Basic
Weighted average number of shares of common stock outstanding-basic:	14,122,150	10,886,427
Basic income/(loss), per share	$0.01	$(0.55)

Diluted
Weighted average number of shares of common stock outstanding:	14,122,150	10,886,427
Effect of dilutive convertible preferred shares	28,704	—

Weighted average number of shares of common stock outstanding-diluted:	14,150,853	10,886,427

Diluted income/(loss), per share	$0.01	$(0.55)

NOTE 14. COMMITMENTS AND CONTINGENCIES

The Bank leases certain branch facilities under non-cancelable operating leases expiring from 2013 through 2020. The leases contain renewal options, generally provide for annual increases in base rent from 3% to 3.5% per annum, and require payment of the Bank’s pro rata share of property taxes, normal maintenance and insurance.

The Bank terminated the lease on one of its branch facilities on December 28, 2011 with an effective date of March 31, 2012. The expense associated with the lease termination, recorded in December 2011, was $766,000.

Future minimum rental payments required under the operating leases at December 31, 2012 were as follows (dollars in thousands).

Year Ending December 31,	Amount
2013	$370
2014	302
2015	272
2016	292
2017	302
Thereafter	636

$2,174

Rent expense is recorded on the straight-line basis over the terms of the leases. Total rental expense under all operating leases for the years ended December 31, 2012 and 2011, respectively, was approximately $434,000 and $362,000.

The Bank, in the normal course of business, is party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the statement of financial condition. The contractual amounts of these instruments reflect the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Following is a summary of off-balance sheet credit risk information (dollars in thousands).

	December 31, 2012	December 31, 2011
Commitments to extend credit	$45,088	$35,580
Letters of credit	$181	$506

Commitments to extend credit totaled $45.1 million and $35.6 million at December 31, 2012 and 2011, respectively. Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, plant and equipment and residential and commercial real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Letters of credit may be collateralized by certificates of deposit or other collateral. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank is required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount of the letter of credit. If the commitment is funded, the Bank is entitled to seek recovery from its customer.

No liabilities were recorded for these guarantees at December 31, 2012 or 2011. The Bank had letters of credit outstanding in the amount of $181,000 and $506,000 at December 31, 2012 and 2011, respectively. Of the total, $25,000 and $100,000 were unsecured as of December 31, 2012 and 2011, respectively.

NOTE 15. CONCENTRATIONS OF RISK

The Bank is not party to any claims, lawsuits or other litigation that might have a material effect on its consolidated financial statements.

Most of the Bank’s business activity is with customers located within its primary market area, generally southwest Florida. Approximately 91% of the Bank’s loan portfolio at December 31, 2012 was concentrated in loans secured by real estate. There may be risk of loss in the event of a decline in real estate values. Residential first mortgages and home equity lines of credit represent 34% of gross loans or approximately $122 million. Commercial real estate comprises 45% of gross loans or approximately $165 million. At December 31, 2012 and 2011, respectively, the Bank had no significant concentrations of credit risk with any individual counterparty.

At December 31, 2012, deposits and/or repurchase agreements of 3 customers individually exceeded 5% of total deposits. These deposits totaled approximately $100 million or 19% of total deposits and repurchase agreements. Of the $100 million, $49 million is represented by term CDs with the State of Florida. These deposits are deemed to be core relationships, as these accounts are all with the State and local community based businesses. Management does not view this concentration as a liquidity risk. The interest rate paid on these deposits ranges between 0.40% and 0.65%.

NOTE 16. RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2012, there were no retained earnings available for the payment of dividends.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (as defined by FDIC regulations). The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Management believes that the Bank met all capital adequacy requirements to which it was subject at December 31, 2012.

At December 31, 2012, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company and the Bank’s actual capital amounts and ratios are also presented in the table below (dollars in thousands). The maximum amount of Tier II capital, contributed via the allowance for loan losses, is limited to 1.25% of gross risk weighted assets. This limitation, where applicable, is reflected in the total capital amounts listed below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
TGR Financial, Inc.

As of December 31, 2012:
Total capital (to risk weighted assets):	$65,034	18.02%	$28,867	8.00%	$36,084	10.00%
Tier I capital (to risk weighted assets):	60,517	16.77	14,434	4.00	21,651	6.00
Tier I capital (to average assets):	60,517	10.33	23,436	4.00	29,295	5.00

First National Bank of the Gulf Coast

As of December 31, 2012:

Total capital (to risk weighted assets):	$63,975	17.73%	$28,866	8.00%	$36,083	10.00%
Tier I capital (to risk weighted assets):	59,458	16.48	14,433	4.00	21,650	6.00
Tier I capital (to average assets):	59,458	10.15	23,436	4.00	29,295	5.00

First National Bank of the Gulf Coast

As of December 31, 2011:

Total capital (to risk weighted assets):	$61,205	27.75%	$17,645	8.00%	$22,056	10.00%
Tier I capital (to risk weighted assets):	58,444	26.50	8,822	4.00	13,234	6.00
Tier I capital (to average assets):	58,444	15.74	14,854	4.00	18,568	5.00

Operating Agreement with the Office of the Comptroller of the Currency

The Bank was previously subject to the terms of an Operating Agreement between the Bank and the OCC, executed on October 26, 2009. In a letter dated September 13, 2012, the OCC indicated that the Bank had met all the requirements pursuant to the Operating Agreement. The letter further stated the primary purpose of the Operating Agreement was to ensure that the Bank operate in a safe and sound manner, in accordance with all applicable laws, rules and regulations, to address the high level of liquidity risk and the need to maintain satisfactory capital levels. The OCC indicated the Bank had adopted, implemented and adhered to all the provisions of the Operating Agreement and therefore, pursuant to Article VII, paragraph (4), the OCC has terminated the Operating Agreement effective October 8, 2012.

NOTE 17. RELATED PARTY TRANSACTIONS

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers and their immediate families (commonly referred to as related parties). In management’s opinion, such transactions have been made on the same terms as those for comparable transactions with unrelated parties.

Deposits and repurchase agreements with related parties and their interests totaled $40.7 million and $32.1 million at December 31, 2012 and 2011, respectively.

Related party loan activity is depicted below (dollars in thousands).

	For the Years Ended December 31,
	2012	2011
Beginning balance	$3,201	$4,711
New originations	—	317
Paydowns	(880)	1,827

Ending balance	$2,321	$3,201

NOTE 18. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Fair value is defined as the price that would be received on the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level I: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•

Level II: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other observable inputs or can be corroborated by observable market data.

•	Level III: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following table sets forth the Bank’s investments which are measured at fair value on a recurring basis as of December 31, 2012 and 2011, respectively (dollars in thousands). Changes in fair value are recorded through other comprehensive income (loss).

	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
December 31, 2012:
Assets
U.S. Government agencies and government sponsored entities	$—	$79,727	$—	$79,727
Agency mortgage backed securities	—	43,232	—	43,232
Agency collateralized mortgage obligations	—	9,161	—	9,161
State, county and municipal	—	52,444	—	52,444
Corporate bonds	—	4,372	—	4,372

Total Assets	$—	$188,936	$—	$188,936

December 31, 2011:
Assets
U.S. Government agencies and government sponsored entities	$—	$32,391	$—	$32,391
Agency mortgage backed securities	—	44,407	—	44,407
Agency collateralized mortgage obligations	—	17,734	—	17,734
State, county and municipal	—	16,167	14,780	30,947
Corporate bonds	—	5,170	—	5,170

Total Assets	$—	$115,869	$14,780	$130,649

Following is a description of the methodologies for estimating the fair value of financial assets and financial liabilities, including financial instruments that are measured on the balance sheet at fair value on a recurring basis:

Securities available for sale: Fair value measurements are obtained from an outside pricing service. Fair values are generally estimated using matrix pricing techniques, incorporating observable data that may include reported trades of similar securities, dealer quotes, benchmark yield curves, issuer spreads, new issue data, market consensus prepayment speeds, the bonds’ terms and conditions, and other relevant factors. Matrix pricing is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level II inputs).

There were transfers of 18 taxable municipal securities from Level III to Level II during the year ended December 31, 2012. It has been concluded the assumptions used to price these securities, (the taxable municipals transferred into Level III during the year ended December 31, 2011), included quoted prices for similar assets, therefore representing observable inputs. The table below presents a reconciliation of all assets measured at fair value on a recurring basis using significant unobservable inputs (Level III) for the periods indicated (dollars in thousands).

	For the Years Ended December 31,
	2012	2011
Beginning balance of recurring Level III assets	$14,780	$—
Total realized and unrealized gains (losses):
Included in earnings-realized	244	—
Included in earnings-unrealized	—	—
Included in other comprehensive income	176	—
Proceeds from maturities and payments, net	—	—
Level III assets sold, net of realized gains (losses)	(3,165)
Transfers into Level III	—	14,780
Transfers out of Level III	(12,035)	—

Total Assets	$—	$14,780

The carrying amounts and estimated fair values of the Bank’s financial instruments at December 31, 2012 and 2011, respectively, were as follows in the table below (in thousands). The fair value estimates presented are based on pertinent information available to management at the close of each period. Although management is not aware of any factors that would significantly affect the estimated fair values, they have not been comprehensively revalued for purposes of these financial statements since the statement of financial condition date. Current estimates of fair value may differ significantly from the amounts disclosed.

		Fair Value Measurements at December 31, 2012
	Carrying Amount	Level I	Level II	Level III	Total
Financial assets:
Cash and interest bearing balances due from banks	$36,733	$36,733	$—	$—	$36,733
Bank certificates of deposit	8,930		8,930		8,930
Federal Reserve Bank and Federal
Home Loan Bank stock	3,439			3,439	3,439
Loans, net	346,554		326,943	16,662	343,605
Loans held for sale	—		—		—
Accrued interest receivable	1,777		1,777		1,777

Financial liabilities:
Deposits	$469,237		$467,198		$467,198
Securities sold under agreements to repurchase	57,206		57,207		57,207
Borrowings	16,000		15,893		15,893
Accrued interest payable	604		604		604

		Fair Value Measurements at December 31, 2011
	Carrying Amount	Level I	Level II	Level III	Total
Financial assets:
Cash and interest bearing balances due from banks	$41,725	$41,725	$—	$—	$41,725
Bank certificates of deposit	13,775		13,843		13,843
Federal Reserve Bank and Federal
Home Loan Bank stock	2,371			2,371	2,371
Loans, net	180,310		179,578		179,578
Loans held for sale	237		237		237
Accrued interest receivable	1,085		1,085		1,085

Financial liabilities:
Deposits	$290,553		$288,117		$288,117
Securities sold under agreements to repurchase	38,580		38,580		38,580
Accrued interest payable	256		256		256

Following is a description of the methodologies for estimating the fair value of financial assets and financial liabilities, including financial instruments that are measured in the balance sheet at fair value on a non-recurring basis as disclosed above:

Cash and interest earning balances due from banks and bank certificates of deposits: Due to the short-term nature of these instruments, fair values approximate their carrying amounts.

Federal Reserve Bank and Federal Home Loan Bank Stock: The fair values of Federal Reserve Bank and FHLB stock are estimated to approximate their historical cost. There are no ready trading markets for these assets. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost. The stock’s value is determined by the ultimate recoverability of the par value. The determination of whether the par value will ultimately be recovered is influenced by economic and legislative factors which influence the FHLB or Federal Reserve Bank and their related customers.

Loans, net: The estimated fair value of fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using discount rates that reflect credit and interest rate risk inherent in the loan at the balance sheet date. The fair value of performing loans that re-price frequently approximates the carrying amount. Loans originated and performing are classified as Level II. Loans acquired are valued using similar discounted cash flows, estimated prepayment speeds and projected default probabilities. The carrying value of acquired loans represents fair value and are classified at Level III, The allowance for loan losses is considered by management to be a reasonable estimate of the impact of credit risk on the fair value of the loan portfolio.

Loans held for sale: Mortgage loans originated and held for sale are carried at the lower of cost or estimated fair value. Due to the short time frame between origination and sale, book value approximates fair value.

Accrued interest receivable: The fair value of accrued interest receivable approximates the carrying amount.

Deposits: The fair value of demand deposits, including noninterest-bearing demand deposits, savings accounts, NOW accounts and money market deposits are subjected to a decay schedule then discounted using the LIBOR/swap curve. Fixed term certificates of deposit are valued by discounted cash flows using the interest rates currently being offered on deposits of similar remaining maturity.

Securities sold under agreements to repurchase: The carrying value of securities sold under agreements to repurchase with maturities of less than 90 days approximates fair value.

Accrued interest payable: The fair value of accrued interest payable approximates the carrying amount.

Off-balance-sheet instruments: Loan commitments and standby letters of credit are negotiated at current market rates and are relatively short-term in nature. Therefore, their estimated fair value approximates the fees charged and is nominal at December 31, 2012.

The following table sets forth the Bank’s assets which are measured at fair value on a non-recurring basis as of December 31, 2012 and 2011, respectively (dollars in thousands).

	Quantitative Information about Level III Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2012:
Assets
Collateral dependent impaired loans	$6,451	Appraisal of collateral	Appraisal and liquidation adjustments	0% to-10% (-10%)
Other real estate owned	2,685	Appraisal of collateral	Appraisal and liquidation adjustments	0% to-30% (-30%)

Total Assets	$9,136

December 31, 2011:
Assets
Collateral dependent impaired loans	$852	Appraisal of collateral	Appraisal and liquidation adjustments	0% to-10% (-10%)
Other real estate owned	799	Appraisal of collateral

Total Assets	$1,651

Impaired loans: Loans, measured for impairment are based upon externally prepared estimates of the current fair value of the underlying collateral less estimated costs to sell. The Bank uses external appraisals to estimate fair value, which generally include Level III inputs which are not identifiable. The fair value includes qualitative adjustments by management and estimated liquidation expenses.

Other real estate owned: Other real estate owned consists of property acquired through, or in lieu of, loan foreclosure. The Bank uses external appraisals to estimate fair value. The valuation of other real estate owned represents the fair value less estimated selling costs.

NOTE 19. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Below presented are the parent company only financial statements as of December 31, 2012.

Condensed Statement of Financial Condition

(dollars in thousands)	December 31, 2012
Assets:
Interest bearing balances with affiliate	$1,066
Equity investment in affiliate	66,683
Other assets	14

Total assets	$67,763

Liabilities and Stockholders’ Equity:
Liabilities:
Other liabilities	$21
Shareholders’ equity	67,742

Total liabilities and stockholders’ equity	$67,763

Condensed Statement of Operations

(dollars in thousands)	December 31, 2012
Income:
Affiliate interest income	$1

Total income	1

Expense:
Intercompany salaries and services	107
Reorganziation expense	802
Other expenses	32

Total expense	941

Income before income taxes	(940)

Provision for income taxes	—
Income before equity in undistributed affiliate earnings	(940)

Equity in undistributed affiliate earnings	1,100

Net income	$160

Condensed Statement of Cash Flows

(dollars in thousands)	December 31, 2012
Cash Flows From Operating Activities
Net income	$160
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed affiliate earnings	(1,100)
Net change in other assets	(14)
Net change in other liabilities	20

Net cash used in operating activities	(934)

Cash Flows From Financing Activities
Net proceeds from private placement sale of stock	2,000

Net cash provided by financing activities	2,000

Net increase in cash and cash equivalents	1,066
Cash and cash equivalents:
Beginning of period	—

End of period	$1,066